EXHIBIT 23.2

Independent Auditors’ Report on Schedule and Consent

The Board of Directors

TenFold Corporation:

The audit referred to in our report dated April 4, 2002, included the related consolidated financial statement schedule as of December 31, 2001, and for the year then ended, included in the registration statement. This consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audit. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated April 4, 2002 contains an explanatory paragraph that states that the Company suffered a significant loss from operations during the year ended December 31, 2001, has a substantial deficit in working capital and stockholder’s equity at December 31, 2001, had negative cash flow from operations for the year ended December 31, 2001, and is involved in significant legal proceedings that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and related financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Salt Lake City, Utah

March 26, 2004